Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-108359, No. 333-101165 and No. 333-100023 and Form S-8 No. 333-83872) of Inergy, L.P. and the related Prospectuses of our report dated November 14, 2003, with respect to the balance sheet of Inergy GP, LLC included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

January 7, 2004